UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015 (February 16, 2015)

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., STE 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On February 16, 2015, Christopher Meinerz informed the board of directors (the “Board”) of Spindle, Inc. (the “Company”) that he would resign from his position as Chief Financial Officer (“CFO”) and Chief Compliance Officer effective immediately.  Mr. Meinerz’s decision to resign did not result from any disagreement with the Company, the Company’s management, or the Board of Directors.  Mr. Meinerz has served as CFO and Chief Compliance Officer since April 1, 2014.  Mr. Meinerz will maintain his position as a director of the Company, which he has held since June 19, 2014.

On February 18, 2015, to fill the vacancy created by Mr. Meinerz’s resignation, the Board approved Lynn Kitzmann to serve as CFO of the Company, effective immediately.  Ms. Kitzmann currently serves as the Company’s Controller since joining the Company on May 12, 2014.  Prior to joining the Company, Ms. Kitzmann served as Assistant Controller at Redflex Traffic Systems in Phoenix, Arizona from June 2013 to June 2014.  Prior to her experience at Redflex, Ms. Kitzmann was Manager of Accounting and Financial Reporting at Rural Metro Corp. in Scottsdale, Arizona from January 2009 to June 2013.  Ms. Kitzmann has extensive experience in similar accounting and financial reporting positions during her career with both public and private companies.  Ms. Kitzmann began her career in public accounting with the firm of Pricewaterhouse Coopers LLP in Phoenix, Arizona.  Ms. Kitzmann graduated magna cum laude from Arizona State University with an undergraduate degree in accounting and has an MBA from University of Phoenix.  Ms. Kitzmann is a Certified Public Accountant licensed in the state of Arizona.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Ms. Kitzmann.

Related Party Transactions

There are no related party transactions reportable under Item 404(a) of Regulation S-K.

Compensation Arrangements

The compensation terms with respect to Ms. Kitzmann’s employment include an annual base salary of $130,000, a grant of 100,000 restricted stock units with respect to the Company's common stock vesting over 1 year, and the Company's standard benefits for employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: February 20, 2015	By:	/s/ William Clark
William Clark
Chairman and Chief Executive Officer